EXHIBIT 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2007

—Reports Loss Per Diluted Share of 74 Cents—

SANTA ANA, Calif., Feb. 28, 2008 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the fourth quarter and 12 months ended Dec. 31, 2007.

Total revenues for the fourth quarter of 2007 were $1.9 billion, a decrease of 14 percent relative to the fourth quarter of 2006. Net loss was $67.5 million in the fourth quarter of 2007, compared with net income of $104.0 million in the fourth quarter of 2006. Loss per diluted share was 74 cents in the fourth quarter of 2007, versus earnings per share of $1.06 in the fourth quarter of the prior year. The results for the current quarter included pretax net realized investment gains of $26.2 million, a reserve-strengthening adjustment of $122.3 million due to adverse claim development and restructuring expenses of $25.6 million. The results for the quarter were negatively impacted by an increase to the effective income tax rate for the year ended Dec. 31, 2007, which rose to 108 percent due primarily to an increase in the ratio of permanent differences to pretax income. This change to the full-year rate resulted in lower than anticipated tax benefit being provided to the current quarter loss.

For the year ended Dec. 31, 2007, total revenues were $8.2 billion, a 4 percent decrease relative to the year ended Dec. 31, 2006. Net loss was $3.1 million for the full year 2007, versus net income of $287.7 million for 2006. Diluted loss per share was 3 cents in the year ended Dec. 31, 2007, compared with diluted earnings per share of $2.92 in the prior year.

“While we are encouraged by an increase in title orders during January and February, we will continue our focus on aggressive expense reduction efforts throughout the entire organization,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “In light of continued declines in real estate activity, we were pleased to report strong cash flows from operations of $202 million for the quarter.

“The Information Technology business group, comprised of our Mortgage Information, Property Information and First Advantage reporting segments, generated mixed results. The slowdown in mortgage activity adversely impacted our businesses focused on origination and securitization clients; however, the company’s default-related businesses and First Advantage continued to post favorable results.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2007

“The spin-off of the company’s Financial Services businesses, which was originally announced on Jan. 15, 2008, is expected to close in the third quarter of 2008. We are extremely excited about the potential of these soon-to-be created entities.”

Fourth Quarter Segment Review

Title Insurance. During the fourth quarter of 2007, operating revenues in the Title Insurance segment declined 19 percent to $1.2 billion from $1.5 billion in the same quarter of 2006, a result of declining mortgage originations, offset in part by an increase in revenues contributed by default and international activity, as well as $9.8 million from new acquisitions. Average revenue per direct title order increased to $1,911, or 16 percent, relative to the fourth quarter of 2006. The company’s direct operations closed 339,700 title orders for the fourth quarter of 2007, a decrease of 30 percent when compared with 481,700 title orders closed in the fourth quarter of 2006.

Direct title revenue made up approximately 52 percent of the total title revenue for the fourth quarter of 2007, unchanged relative to the same quarter of 2006.

The Title Insurance segment reduced staff by approximately 1,100 during the fourth quarter of 2007. Salary and other personnel costs decreased by 10 percent, compared with the fourth quarter of 2006. Those costs include $11.5 million of employee separation costs incurred during the fourth quarter of 2007, as well as $7.8 million due to new acquisitions. Other operating expenses increased 10 percent, compared with the fourth quarter of 2006. The increase was primarily due to $3.9 million of other operating expenses associated with new acquisitions and $7.3 million of costs related to the company’s closing of title offices.

The loss provision for claims during the quarter was 14.6 percent of operating revenues, versus 5.6 percent in the fourth quarter of 2006, due to higher expected ultimate losses for policy years 2004 through 2006. Pretax loss for the Title Insurance segment was $185.7 million in the fourth quarter of 2007, versus pretax income of $122.7 million in the prior year’s fourth quarter.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment decreased 8 percent in the fourth quarter of 2007, compared with the fourth quarter of 2006, to $78.2 million. Pretax profits were down 72 percent in the fourth quarter of this year to $4.2 million, compared with the fourth quarter last year. The results for the current quarter included pretax charges of $6.5 million for losses relating to the Southern California wildfires.

Mortgage Information. The Mortgage Information segment experienced a 2 percent decrease in total revenue, to $124.7 million, in the fourth quarter of 2007, compared with $126.9 million in the fourth quarter of 2006. The decrease was primarily a result of a decrease in flood certification-related revenues and an increase in the estimated servicing life of the tax service loan portfolio due to a slowdown in prepayment speeds, offset by a greater demand for default services. Pretax profits during the quarter decreased 53 percent, to $14.5 million, from $30.8 million in the fourth quarter of 2006.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2007

Property Information. During the fourth quarter of 2007, the Property Information segment experienced a 13 percent decrease in total revenues, versus the fourth quarter of 2006. The decrease was primarily due to the effects of the decline in mortgage originations, as well as a tightening of the credit markets, which led to a decrease in mortgage securitization activity and, therefore, the demand for some of the information-based product offerings, offset in part by $13.7 million of operating revenues contributed by new acquisitions. Pretax profits decreased 55 percent in the fourth quarter of 2007, compared with the fourth quarter last year.

First Advantage. During the fourth quarter of 2007, First Advantage Corporation (NASDAQ: FADV) increased its operating revenues 1 percent, compared with the fourth quarter of 2006. Pretax profits increased $117.4 million, compared with the fourth quarter of last year, primarily due to a pretax gain of $117.8 million due to the sale of non-core assets. First American owns shares of Class B common stock, representing a 75 percent economic interest in First Advantage.

Investment and Other Income

Declining yields on assets resulted in a 16 percent decrease in investment and other income during the fourth quarter of 2007, to $74.3 million, or 4.0 percent of revenue, down from $88.6 million or 4.1 percent of revenue, in the prior year.

Dividend Declaration

First American’s board of directors declared a regular quarterly cash dividend of 22 cents per common share. The cash dividend is payable on April 15, 2008, to shareholders of record as of March 31, 2008. First American has paid a cash dividend for each of the last 99 years.

Share Repurchase Program

In 2007, the company repurchased 6.6 million shares of its common stock at a total cost of $306.0 million. Under the share repurchase program, which has no expiration date, the company has the authority to repurchase additional shares totaling $360.4 million.

Outlook

Management expects the real estate and mortgage markets to remain difficult in 2008. The lack of secondary market activity and tightness of the credit markets continues to adversely affect demand for the company’s products. Therefore, management will remain focused on expense reductions, including further reducing personnel costs, consolidating offices and rationalizing agency relationships. The company’s non-real estate-related products, default businesses and international title operations should continue to perform well.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2007

Teleconference/Webcast

First American’s fourth quarter and year-end results will be discussed in more detail on Thursday, Feb. 28, 2008, at 11 a.m. EST, via teleconference. The toll-free dial-in number is (888) 955-3516. Callers from outside the United States may dial (210) 234-5896. The pass code for the event is FIRST AMERICAN. The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through March 7, 2008, by dialing (203) 369-1094. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $8.2 billion in 2007, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Mortgage Information, Property Information and First Advantage. More information about the company and an archive of its press releases can be found at www.firstam.com.

Forward-Looking Statements

Certain statements made in this press release, including those related to expense reduction efforts; the closing of the previously announced spin-off transaction; real estate and mortgage market activity; and the outlook for non-real estate-related products, default businesses and international title operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These and other forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” and other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; systems interruptions and intrusions; the company’s inability to realize the benefits of its offshore strategy; product migration; the inability to consummate the spin-off transaction announced Jan. 15, 2008, as a result of, among other factors, the inability to obtain necessary regulatory approvals or the failure to obtain the final approval of the company’s board of directors; the inability to recognize the benefits of the spin-off transaction as a result of, among other factors, unexpected corporate overhead costs, unfavorable reaction from customers, employees, ratings agencies or other interested persons, the triggering of rights and obligations by the spin-off, accommodations required to be made to obtain consents or waivers or the inability to transfer assets into the entity being spun-off; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2006, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the periods ended June 30, 2007, and Sept. 30, 2007, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2007

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2007	2006	2007		2006
Total revenues	$1,863,461	$2,175,467	$8,195,605		$8,522,053

(Loss) income before income taxes and minority interests	$(56,406)	$200,962	$152,063		$596,903
Income taxes	$(17,428)	$73,300	$43,689		$220,100
Minority interests	$28,521	$23,691	$111,493		$89,127

Net (loss) income	$(67,499)	$103,971	$(3,119)		$287,676

Net (loss) income per share:
Basic	($0.74)	$1.08	($0.03)		$2.99
Diluted	($0.74)	$1.06	($0.03)		$2.92
Weighted average common shares outstanding:
Basic	91,722	96,346	94,649		96,206
Diluted	91,722	98,490	94,649		98,653
Title orders opened	469,300	632,400	2,401,500	(A)	2,510,400
Title orders closed	339,700	481,700	1,696,500	(A)	1,865,700

(A)	Includes 35,300 title orders opened and 900 title orders closed associated with a government program established to help Louisiana residents recover from the impact of Hurricane Katrina. The program has been modified by the government, and the company does not anticipate this order volume to continue.

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First American Reports Financial Results for the Fourth Quarter and Full Year 2007

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2007	2006	2007	2006
Revenues
Operating revenues	$1,762,996	$2,080,405	$7,812,035	$8,239,113
Investment and other income	74,313	88,618	308,476	267,594
Gain on stock issued by subsidiary	—	376	9,426	9,290
Net realized investment gains	26,152	6,067	65,668	6,056

	1,863,461	2,175,466	8,195,605	8,522,053

Expenses
Salaries and other personnel costs	629,448	644,740	2,603,551	2,571,353
Premiums retained by agents	468,852	592,958	2,096,614	2,393,348
Other operating expenses	507,242	509,225	2,072,733	1,951,911
Provision for policy losses and other claims	229,594	129,586	893,945	656,947
Depreciation and amortization	52,746	56,411	232,339	206,925
Premium taxes	14,214	19,209	65,720	71,759
Interest	17,771	22,375	78,640	72,907

	1,919,867	1,974,504	8,043,542	7,925,150

(Loss) income before income taxes and minority interests	(56,406)	200,962	152,063	596,903
Income taxes	(17,428)	73,300	43,689	220,100

(Loss) income before minority interests	(43,973)	127,662	103,379	376,803
Minority interests	28,521	23,691	111,493	89,127

Net (loss) income	(67,499)	103,971	(3,119)	287,676

Other comprehensive income, net of tax:
Unrealized gain on securities	35,606	82	41,001	975
Foreign currency translation adjustments	5,220	5,385	15,782	5,521
Minimum pension liability adjustment	37,873	(8,827)	41,170	(8,827)

	78,699	(3,360)	97,953	(2,331)

Comprehensive income	$9,418	$100,611	$94,834	$285,345

Net (loss) income per share:
Basic	($0.74)	$1.08	($0.03)	$2.99

Diluted	($0.74)	$1.06	($0.03)	$2.92

Weighted average common shares outstanding:
Basic	91,722	96,346	94,649	96,206

Diluted	91,722	98,490	94,649	98,653

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First American Reports Financial Results for the Fourth Quarter and Full Year 2007

Segment Information

(in thousands, except percentages)

	For the Three Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2007	2006	2007	2006	2007	2006
Financial Services
Title Insurance and Services	$1,226,744	$1,597,202	$(185,667)	$122,689	-15.1%	7.7%
Specialty Insurance	78,166	84,953	4,174	15,086	5.3%	17.8%

	$1,304,910	$1,682,155	$(181,493)	$137,775	-13.9%	8.2%

Information Technology
Mortgage Information	$124,663	$126,936	$14,458	$30,836	11.6%	24.3%
Property Information	148,659	170,213	18,861	41,997	12.7%	24.7%
First Advantage	325,241	214,310	148,129	30,764	45.5%	14.4%

	$598,563	$511,459	$181,448	$103,597	30.3%	20.3%

	For the Twelve Months Ended December 31
	Total revenues		Pretax (A)		Margins
	2007	2006	2007	2006	2007	2006
Financial Services
Title Insurance and Services	$5,672,911	$6,265,921	$(234,359)	$305,685	-4.1%	4.9%
Specialty Insurance	323,441	328,379	39,728	56,406	12.3%	17.2%

	$5,996,352	$6,594,300	$(194,631)	$362,091	-3.2%	5.5%

Information Technology
Mortgage Information	$522,784	$533,816	$100,407	$119,141	19.2%	22.3%
Property Information	829,116	622,805	216,535	151,898	26.1%	24.4%
First Advantage	984,726	827,661	232,991	117,248	23.7%	14.2%

	$2,336,626	$1,984,282	$549,933	$388,287	23.5%	19.6%

(A) -	Income (loss) before income tax, minority interest and corporate expenses

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Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com

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